Exhibit 10.1

TECHNOLOGY RESEARCH CORPORATION

AMENDED AND RESTATED
2000 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (the "Agreement") is made this __ day of ___________, 2008, between TECHNOLOGY RESEARCH CORPORATION, a Florida corporation, (the "Company") and ________________________, (the "Employee").

BACKGROUND INFORMATION

The Company desires to promote the long-term interests of the Company by attracting key employees and by providing an additional incentive for such employees to work for the success and growth of the Company through continuing ownership of the Company’s common stock and encouraging them to remain as employees of the Company.  In order to achieve such goals, the Company has determined to provide certain individuals with compensation opportunities based on the performance of the Company's common stock.  To that end, the Company has adopted  an Amended and Restated 2000 Long Term Incentive Plan (the "Plan"), a copy of which is available at the Company’s executive offices, and has decided to grant the Employee fully paid and nonassessable shares of the Company’s restricted stock under such Plan.

Employee acknowledges and represents that he has reviewed the terms of this Agreement, has received a copy of the Plan and has been advised of his right to consult with a tax advisor, financial consultant or legal counsel to obtain legal or financial advice regarding this Agreement.  Unless otherwise provided in this Agreement, this Agreement shall be subject to the provisions of the Plan.  Accordingly, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

OPERATIVE PROVISIONS

1. Definitions.  As used herein, the following definitions will apply:

(a)            "Affiliate" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(b)           "Board" means the Board of Directors of the Company.

(c)           "Change in Control" means a change in control event of the Company, as that term is defined in the Company’s Amended and Restated 2000 Long Term Incentive Plan.

(d)           "Committee" means the Compensation Committee of the Board.

(e)           "Common Stock" means the Company’s common capital stock, $.51 par value.

(f)           "Escrow Agent” means the Secretary of the Company.

(g)           "Restricted Stock" means the shares issued to Employee pursuant to this Agreement.

(h)           "Shares" means shares of the Company’s Common Stock.

2. Grant.  Subject to the terms of the Plan, the Company hereby irrevocably grants to Employee ___________ shares of the Restricted Stock in consideration for services to be performed by Employee for the Company on the terms and conditions herein set forth.

3. Vesting.  Subject to Employee being employed by the Company on the vesting dates, the Restricted Stock will vest as follows:  (i) one-third of the Restricted Stock will vest one year after the grant date; (ii) an additional one-third of the Restricted Stock will vest two years after the grant date; and (iii) the remaining one-third of the Restricted Stock will vest three years after the grant date.  The table below sets forth the vesting dates for the Restricted Stock:

Number of Shares of Common Stock	Vesting Date

__________________	December 15, 2009

__________________	December 15, 2010

__________________	December 15, 2011

4. Stock Certificates.  Certificates for the Restricted Stock registered in Employee’s name shall be issued and delivered to the Secretary of the Company and held in escrow until such shares of Restricted Stock have vested in accordance with Section 3 above.

5. Shares Held in Escrow.  Unless and until the Shares of Restricted Stock will have vested in the manner set forth in Section 3 above, such Shares will be issued in the name of Employee and held by the Escrow Agent and will not be sold, transferred or otherwise disposed of, and will not be pledged or otherwise hypothecated. The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Agreement. The certificate or certificates representing such Shares will not be delivered by the Escrow Agent to Employee unless and until the Shares have vested and all other terms and conditions in this Agreement have been satisfied.

6. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Shares of Restricted Stock at any time. If so accelerated, such Shares will be considered as having vested as of the date specified by the Committee.

7. Termination of Employment.  Notwithstanding any contrary provision of this Agreement, the balance of the Shares of Restricted Stock that have not vested pursuant to Section 3 above will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date Employee's employment with the Company or an Affiliate terminates.  Employee hereby appoints the Escrow Agent with full power of substitution, as Employee's true and lawful attorney-in-fact, with irrevocable power and authority in the name and on behalf of Employee to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon such termination of employment.  In the event that Employee is terminated following a Change in Control of the Company, then all unvested shares of Restricted Stock granted under this Agreement will immediately vest upon Employee’s termination.

8. Death of Employee.  Any distribution or delivery to be made to Employee under this Agreement will, if the Employee is then deceased, be made to Employee's designated beneficiary, or if no beneficiary survives the Employee, to the administrator or executor of Employee's estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Tax Withholding Obligations.  Employee shall be required to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state or local statute, ordinance, rule or regulation in connection with the grant or vesting of the Restricted Stock.  Alternatively, the Company may, at its sole discretion, withhold the required amounts from Employee’s pay during the pay periods next following the date on which any such applicable tax liability otherwise arises.  The Committee, in its discretion, may permit Employee, subject to such conditions as the Committee shall require, to elect to have the Company withhold a number of shares of the Company’s Common Stock otherwise deliverable having a fair market value sufficient to satisfy the statutory minimum of all or part of Employee’s estimated tax obligations associated with the grant or vesting of the Restricted Stock.  The Company shall not deliver any of the shares of the Company’s Common Stock until and unless Employee has made the deposit required herein or proper provision for required withholding has been made.

10. Transferability.  The Restricted Stock may not be transferred, assigned or made subject to any encumbrance, pledge or charge until such Restricted Stock has vested and any other restrictions or conditions on such Restricted Stock are removed, have been satisfied or expire.

11. Effect on Other Employee Benefit Plans.  The value of the Restricted Stock granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or used when calculating Employee’s benefits under any employee benefit plan sponsored by the Company except as such plan otherwise expressly provides.

12. Rights as Stockholder.  Neither Employee nor any person claiming under or through Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Employee or the Escrow Agent. Except as otherwise provided in this Agreement, after such issuance, recordation and delivery, Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

13. No Additional Rights.  Employee shall have no right to be employed by the Company under the terms of this Agreement or interfere in any way with the right of the Company to terminate the employment of Employee at any time.

14. Additional Conditions to Release from Escrow.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares of Restricted Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the release of such Shares from the escrow established pursuant to Section 5, such release will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

15. Amendment.  This Agreement may be amended only by a writing executed by the Company and Employee that specifically states that it is amending this Agreement.  Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to Employee, and provided that no such amendment adversely affecting the rights of Employee hereunder may be made without Employee’s written consent.  Without limiting the foregoing, the Committee reserves the right to change, by written notice to Employee, the provisions of the Restricted Stock or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions, provided that any such change shall be applicable only to shares of  Restricted Stock which are than subject to restrictions as provided herein.

16. Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company ("Recapitalization Events"), then for all purposes references herein to Common Stock or to Restricted Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock of Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Stock.

17. Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given on the day delivered if delivered personally, within three (3) Business Days (as defined below) after being sent if sent by registered or certified mail (postage prepaid, return receipt requested), the next Business Day after being sent if sent by overnight courier (prepaid) or the next Business Day after being sent if sent by telecopier to either party at the following address:

If to the Company:

Technology Research Corporation
5250 140th Avenue North,
Clearwater, Florida  33760
Attention: __________________
Telephone: (727) ____________
Telecopier: (727) ____________
E-mail: ____________________

If to Employee:

Telephone: (___)
Telecopier: (___)
E-mail:

or to such other address as either party shall have specified for itself or himself from time to time to the other party in writing. For purposes of this Agreement, the term "Business Day" shall mean any day other than a Saturday, a Sunday or any day on which commercial banks in Clearwater, Florida are authorized or required by law to close.

18. Legend.  The certificate evidencing the Shares shall bear the following legend, if applicable:

"THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CERTAIN OTHER REQUIREMENTS THAT ARE FULLY SET FORTH IN A RESTRICTED STOCK AGREEMENT.  ANY SUCH TRANSFER OR ACQUISITION IN VIOLATION OF SUCH AGREEMENT(S) IS NULL AND VOID, AND SUCH AGREEMENT IS AUTOMATICALLY BINDING ON ANY PERSON WHO ACQUIRES THE SHARES.  COPIES OF THE AGREEMENTS ARE ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL BUSINESS OFFICE OF TECHNOLOGY RESEARCH CORPORATION."

As soon as practicable after the Shares become vested, the Company will instruct its transfer agent to release any restrictions on the transfer of these Shares and the Shares, to the extent vested, will become fully transferable.

19. Acceptance by Employee.  The grant of the Shares is conditioned upon the acceptance of Employee of the terms hereof as evidenced by his execution of this Agreement.  Because the terms of this Agreement contain specific terms and conditions that may not be addressed in the Plan, Employee agrees that the terms of this Agreement will be binding and control in the event that any discrepancy arises between the terms of the Plan and this Agreement.  Employee acknowledges and represents that he has reviewed the terms of this Agreement, has received a copy of the Plan and has been advised of his right to consult with a tax advisor, financial consultant or legal counsel to obtain legal or financial advice regarding this Agreement.

20. Application of Florida Law.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida.  Venue for all purposes shall be deemed to lie within Pinellas County, Florida.

21. Remedies for Breach of Agreement.  The breach of any confidentiality, non-disclosure or covenants by Employee under any applicable agreement entered into by and between the Company and Employee or the breach by Employee of the terms of this Agreement is acknowledged by the parties hereto to constitute harm to the Company of an extraordinary character which could cause the Company to suffer irreparable damages which could not readily be compensated by a monetary judgment.  Employee agrees that the Company shall be entitled, in addition to all other remedies available to it upon a breach by Employee of his obligations hereunder, to such equitable relief, whether by way of injunction or action for specific performance, or otherwise as a court might impose, without the necessity of proving actual monetary damage for any breach by Employee of this Agreement or of any undertaking herein contained.

The Employee and the Company have executed this Agreement on the day and year first written above.

            TECHNOLOGY RESEARCH CORPORATION

            By:  _____________________________
                    Owen Farren, Chief Executive Officer

            EMPLOYEE:

                ____________________________

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588792.01